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                                                                    Exhibit 4.1


                     RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                            CHART INDUSTRIES, INC.


                       Pursuant to Sections 242 and 245
                   of the Delaware General Corporation Law


        The undersigned, Arthur S. Holmes and Thomas F. McKee, being the President and the Secretary, respectively, of Chart Industries, Inc., a Delaware corporation (the "Corporation"), hereby certify as follows:

        1.  The name of the Corporation is Chart Industries, Inc.

        2. The Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on June 25, 1992.

        3. The Certificate of Incorporation of the Corporation was amended by that certain Certificate of Amendment filed with the Secretary of State of Delaware on November 23, 1992.

        4. The amendment and restatement of the Certificate of Incorporation as hereinafter set forth has been duly adopted in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law, in the manner prescribed by such Section 242.

        5. The Certificate of Incorporation of the Corporation is hereby amended and restated in full to read as follows:



                                                        STATE OF DELAWARE
                                                        SECRETARY OF STATE
                                                     DIVISION OF CORPORATIONS
                                                    FILED 09:00 AM 12/03/1992
                                                       923385141 - 2302068
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                    RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                            CHART INDUSTRIES, INC.


        ARTICLE I:      NAME

        The name of the Corporation is Chart Industries, Inc.

        ARTICLE II:     REGISTERED OFFICE

        The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, and the name of its registered agent at that address is The Corporation Trust Company.

        ARTICLE III:    PURPOSE

        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law, as the same exists or may hereafter be amended (provided that the effect of any such amendment shall be prospective only) (the "Delaware Law").

        ARTICLE IV:     AUTHORIZED CAPITAL STOCK

        SECTION 1. NUMBER OF AUTHORIZED SHARES. The total number of shares of all classes of stock that the Corporation shall have authority to issue is Thirty-One Million (31,000,000), consisting of Thirty Million (30,000,000) shares of common stock, par value $.01 per share (the "Common Stock"), and One Million (1,000,000) shares of preferred stock, par value $.01 per share (the "Preferred Stock"). Each of the issued shares of Common Stock is hereby changed by splitting each such share into 16,609.1 shares, and the par value of the subdivided shares is adjusted so that the par value of each such share of Common Stock of the Corporation shall equal $0.01 per share. Said change and adjustment shall become effective upon filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of Delaware.

        SECTION 2. DIVIDENDS AND DISTRIBUTIONS. Subject to the preferences applicable to Preferred Stock outstanding at any time, the holders of shares of Common Stock shall be entitled to receive such dividends, payable in cash or otherwise, as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor, provided that each share of Common Stock shall be equal in respect of rights to dividends and other distributions in cash, stock or property of the Corporation.

        SECTION 3. VOTING RIGHTS. Each share of Common Stock shall entitle the holder thereof to one vote on all matters submitted to a vote of the stockholders of the Corporation.
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rights of holders of Common Stock shall be subject to the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of the Preferred Stock. The right of any holder of any class of stock to vote cumulatively is expressly denied.

        SECTION 4. ACTION BY WRITTEN CONSENT. The right of the stockholders to take any action by consent in writing without a regular or special meeting of the stockholders is expressly denied.

        SECTION 5. PREFERRED STOCK. The Board of Directors of the Corporation may by resolution authorize the issuance of shares of Preferred Stock from time to time in one or more series. Shares of Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation may be reissued except as otherwise provided by law. The Board of Directors is hereby authorized to fix or alter the designations, powers and preferences, and relative, participating, optional or other rights, if any, and qualifications, limitations or restrictions thereof, including, without limitation, dividend rights (and whether dividends are cumulative), conversion rights, if any, voting rights (including the number of votes, if any, per share, as well as the number of members, if any, of the Board of Directors each series of Preferred Stock may be entitled to elect), rights and terms of redemption (including sinking fund provisions, if any), redemption price and liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, and to increase or decrease the number of shares of any such series subsequent to the issuance of shares of such series, but not below the number of shares of such series then outstanding. Notwithstanding the foregoing, the Board of Directors shall have no power to alter the rights of any shares of Preferred Stock then outstanding without the consent of the holders of a majority of the outstanding shares the rights of which are to be altered.

        SECTION 6. DISTRIBUTIONS UPON LIQUIDATION. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation in accordance with applicable law, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of each series of Preferred Stock, if any, shall be entitled to receive, out of the net assets of the Corporation, an amount for each share of such series of Preferred Stock equal to the amount fixed and determined by the Board of Directors in the resolution or resolutions creating such series and providing for the issuance of such shares, plus an amount equal to all dividends accrued and unpaid on shares of such series to the date fixed for distribution, and no more, before any of the assets of the Corporation shall be distributed or paid over to the holders of Common Stock. After payment in full of said amounts to the holders of Preferred Stock of all series, the remaining assets and funds of the Corporation shall be divided among and paid to the holders of shares of Common


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Stock. If, upon such dissolution, liquidation or winding up, the assets of the
Corporation distributable as aforesaid among the holders of Preferred Stock of all series shall be insufficient to permit full payment to them of said preferential amounts, then such assets shall be distributed ratably among such holders of Preferred Stock in proportion to the respective total amounts that they shall be entitled to receive as provided in this Section 6.

        ARTICLE V:  BOARD OF DIRECTORS

        A. The Board of Directors shall consist of not less than three (3) nor more than fifteen (15) members and shall be divided into three classes, Class I, Class II and Class III, which shall be as nearly equal in number as possible. Subject to the foregoing limitations, the number of Directors shall be fixed by, or in the manner provided in, the By-laws of the Corporation. In the event the total number of Directors is not divisible by three (3), an extra Director shall be assigned to Class I if there is one (1) extra Director to be assigned among the classes, and an extra Director shall be assigned to each of Classes I and II if there are two (2) extra Directors to be assigned among the classes. The Directors to be elected at each annual meeting of stockholders shall be only the members of the class whose term of office then expires. The term of office of the initial Directors in each respective class shall be as follows: (a) Directors in Class I shall hold office until the first annual meeting of stockholders, which shall be held in 1993; (b) Directors in Class II shall hold office until the annual meeting of stockholders held in 1994; and
(c) Directors in Class III shall hold office until the annual meeting of stockholders held in 1995. Each Director elected at any stockholders' meeting commencing with the 1993 annual meeting shall serve for a term ending on the date of the third annual meeting of stockholders following the meeting at which such Director was elected. Elections of Directors need not be by written ballot unless the By-laws of the Corporation shall so provide.

        B. In the event of any increase or decrease in the authorized number of Directors, (a) each Director then serving as such shall nevertheless continue as a Director of the class of which he or she is a member until the expiration of his or her current term, or his or her prior death, retirement, resignation, or removal, and (b) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of Directors as provided above in this Article V.

        C. Notwithstanding any of the foregoing provisions of this Article, each Director shall serve until his or her successor is elected and qualified or until his or her prior death, retirement, resignation or removal. No Director may be removed except for cause and (in addition to the affirmative vote which may be required of the holders of any series of Preferred Stock which may then be outstanding) by the affirmative vote of the holders of at


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least a majority of the outstanding shares of Common Stock of the Corporation entitled to vote thereon. Should a vacancy occur or be created, whether arising through death, resignation or removal of a Director or through an increase in the number of Directors, such vacancy shall be filled by a majority vote of the Directors then in office, or by the sole remaining Director if only one Director remains in office. A Director so elected to fill a vacancy shall serve for the remainder of the present term of office of the class to which he or she was elected.

        Notwithstanding the foregoing, during any period in which the holders of any one or more series of Preferred Stock, voting as a class, shall be entitled to elect a specified number of Directors by reason of dividend arrearages or other contingencies giving them the right to do so, then and during such time as such right continues, (1) the then otherwise authorized number of Directors shall be increased by such specified number of Directors and the holders of shares of such series of Preferred Stock, voting as a class, shall be entitled to elect such specified number of Directors in accordance with the provisions of such Preferred Stock; (2) each such additional Director shall serve until the next annual meeting at which the term of office of his or her class shall expire and until his or her successor shall be elected and shall qualify, or until his or her right to hold such office terminates pursuant to the provisions of such Preferred Stock or series, whichever occurs earlier. Whenever the holders of shares of such series of Preferred Stock are divested of such right to elect Directors pursuant to the provisions of such Preferred Stock or series, the terms of office of all Directors elected by the holders of such series of Preferred Stock pursuant to such provisions, or elected to fill any vacancies resulting from the death, resignation or removal of Directors so elected by the holders of such Preferred Stock or series, shall forthwith terminate and the authorized number of Directors shall be reduced accordingly.

        ARTICLE VI:  BUSINESS COMBINATIONS

        A. In addition to the affirmative vote which may be required of the holders of any series of Preferred Stock which may then be outstanding, the affirmative vote of the holders of not less than sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of Common Stock of the Corporation, which shall include the affirmative vote of at least fifty-one percent (51%) of the outstanding shares of Common Stock held by stockholders other than the "Related Person" (as hereinafter defined), shall be required for the approval or authorization of any "business combination" (as hereinafter defined) of the Corporation with any Related Person; provided, however, that such 66-2/3% and 51% voting requirements shall not be applicable if the stockholders are asked to approve or authorize a particular business combination which has been authorized and proposed to the stockholders by action of the Board of Directors of the Corporation by the affirmative vote of a



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majority of all Directors then in office, or if the stockholders are asked to approve or authorize a particular business combination as to which both of the following conditions are satisfied:

                (1) the aggregate amount of the cash and the fair market value of the consideration other than cash to be received per share by the holders of the Common Stock of the Corporation in such business combination is at least equal to the greater of (a) the highest price per share (including any brokerage commissions, transfer taxes and soliciting dealer's fees) paid or agreed to be paid by the Related Person to acquire beneficial ownership of any share of such Common Stock (with appropriate adjustments for recapitalizations, and for stock splits, stock dividends and like distributions); (b) the highest price per share (including any brokerage commissions, transfer taxes and soliciting dealer's fees) paid by any person to acquire beneficial ownership of any share of such Common Stock on the open market at any time during the twenty-four month period immediately prior to the taking of such vote, or (c) the per share book value of such Common Stock at the end of the calendar quarter immediately preceding the taking of such vote; and

                (2) the consideration to be received by holders of Common Stock in such business combination shall be in the same form and of the same kind as the most favorable form and kind of consideration paid by the Related Person in acquiring beneficial ownership of any of the shares of Common Stock already held, directly or indirectly, by it.

The determination of a majority of the "Disinterested Directors" of the Corporation, made in good faith and based upon information known to them after reasonable inquiry, shall be conclusive as to all facts necessary for compliance with this Article, including without limitation (i) whether any person, partnership, corporation or firm is a Related Person or affiliate or associate as defined herein, and (ii) the most favorable form and kind of consideration paid by the Related Person in acquiring beneficial ownership of shares of Common Stock.

        B. For the purposes of this Certificate of Incorporation:

           (1) The term "business combination" shall mean (a) any merger or consolidation of the Corporation with or into a Related Person, (b) any sale, lease, exchange, transfer or other disposition, including, without limitation, a mortgage or any other security device, of all or any substantial part of the assets of the Corporation (including, without limitation, any voting securities of a subsidiary) or of a subsidiary, to a Related Person, (c) any merger or consolidation of a Related Person with or into the Corporation or a subsidiary of the Corporation, (d) any sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of a Related Person to the


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Corporation or a subsidiary of the Corporation, (e) the reclassification of the shares of stock of the Corporation generally possessing voting rights in elections for Directors, the purchase by the Corporation of such shares, or the issuance by the Corporation of shares of any securities convertible thereto or exchangeable therefor which in any such case has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation which are directly or indirectly owned by any Related Person, or (f) any agreement, contract or other arrangement providing for any of the transactions described in this definition of business combination.

        (2) The term "Related Person" shall mean and include any individual, corporation, partnership or other person or entity which, together with its "affiliates" and "associates," "beneficially" owns (as those terms are defined in the Securities Exchange Act of 1934 and in the rules thereunder), in the aggregate, 5% or more of the outstanding shares of Common Stock of the Corporation, and any "affiliate" or "associate" of any such individual, corporation, partnership or other person or entity; provided that shares held or over which such entity has the power to vote or otherwise control as a trustee, plan administrator, officer of the Corporation or in a similar capacity under an employee benefit plan of the Corporation or any employee benefit plan of an affiliate of the Corporation shall not be deemed to be beneficially owned for purposes of this definition.

        (3) The term "substantial part" shall mean more than ten percent (10%) of the total consolidated assets of the Corporation as of the end of its most recent fiscal year ending prior to the time the determination is made.

        (4) Without limitation, any shares of Common Stock of the Corporation which any Related Person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed beneficially owned by such Related Person.

        (5) The term "consideration other than cash" shall include, without limitation, outstanding Common Stock of the Corporation retained by its existing stockholders in the event of a business combination with a Related Person in which the Corporation is the surviving corporation.

        (6) The term "Disinterested Director" means any member of the Board of Directors of the Corporation who is not the Related Person or an affiliate or associate of the Related Person and was a member of the Board prior to the time that the Related Person became the Related Person, and any successor of a Disinterested Director who is not the Related Person or an affiliate or associate of the Related Person and is recommended to succeed a Disinterested


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Director by a majority of the Disinterested Directors then in office.

        ARTICLE VII: AMENDMENTS

        No amendment of this Certificate of Incorporation shall be effective to amend, alter, repeal or change the effect of any of the provisions of Articles V, VI, VII or VIII unless such amendment shall receive the affirmative vote of the holders of at least (1) sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of Common Stock of the Corporation entitled to vote theron and (2) as least fifty-one percent (51%) of the shares of Common Stock entitled to vote theron held by stockholders none of whom is as of the record date fixed for such vote, a Related Person, affiliate of a Related Person, or an associate of a Related Person; provided, however, that such voting requirement shall not be applicable to the approval of such an amendment if such amendment shall have been proposed and authorized by action of the Board of Directors of the Corporation by the affirmative vote of a majority of the Directors then in office.

        ARTICLE VIII: LIABILITY AND INDEMNIFICATION

        A. A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the Director derived an improper personal benefit. Any repeal, amendment or other modification of this Article shall not affect the liability or alleged liability of any Director of the Corporation then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

        B. The Corporation shall to the extent permitted by Section 145 of the Delaware Law, as amended from time to time, indemnify and reimburse all persons whom it may indemnify and reimburse pursuant thereto. Notwithstanding the foregoing, the indemnification provided for in this Article shall not be deemed exclusive of any other rights to which those entitled to receive indemnification or reimbursement hereunder may be entitled under any By-law of the Corporation, agreement, vote of stockholders or disinterested Directors or otherwise.

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        ARTICLE IX:  AMENDMENT OF CORPORATE DOCUMENTS

        SECTION 1. CERTIFICATE OF INCORPORATION. The Corporation reserves the right to alter, amend, repeal or rescind any provision contained in this Certificate of Incorporation in any manner now or hereafter prescribed by law.

        SECTION 2. BY-LAWS. In furtherance and not in limitation of the powers conferred by the Delaware Law, the Board of Directors shall have the power to make, alter, amend, repeal or rescind the By-laws of the Corporation, subject to the power of the stockholders to alter, amend, repeal or rescind any By-law made by the Board of Directors.







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        IN WITNESS WHEREOF, the undersigned subscribe this Certificate and affirm that the facts stated herein are true under penalties of perjury, this 2nd day of December, 1992.


                                        /s/ ARTHUR S. HOLMES
                                        ---------------------------------
                                        Arthur S. Holmes, President


                                        /s/ THOMAS F. McKEE
                                        ---------------------------------
                                        Thomas F. McKee, Secretary








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